Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-155867 on Form S-8 and Registration Statement No. 333-158270, 333-163902, and 333-163903 on Form S-3 of our reports dated February 22, 2011, relating to the consolidated financial statements of Clearwire Corporation and subsidiaries and the effectiveness of Clearwire Corporation and subsidiaries internal control over financial reporting appearing in this Annual Report on Form 10-K of Clearwire Corporation for the year ended December 31, 2010.
/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
February 22, 2011